Exhibit 19.1
Insider Trading Policy

To:	All Employees, Affiliates, Officers and Directors of MFA Financial, Inc. and Its Subsidiaries
Re:	Statement of Policy: Securities Trades by Company Personnel
The Need for a Policy Statement
The purchase or sale of securities while aware of material nonpublic information (sometimes referred to as “MNPI” or “inside information”), or the disclosure of MNPI to others who then trade in securities issued by MFA Financial, Inc. (together with its subsidiaries, the “Company”), is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice (through the offices of its U.S. attorneys) and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
The Company's Board of Directors has adopted this Statement of Policy both to satisfy the Company's obligation to take reasonable steps to prevent insider trading and to help the Company’s directors, officers and employees (including persons employed by the Company’s subsidiaries) (individually, a “Covered Person” and collectively, “Covered Persons”) avoid the severe consequences associated with violations of the insider trading laws. This Statement of Policy also is intended to prevent even the appearance of improper conduct on the part of any Covered Person regardless of an individual’s title, job function, role or responsibility. We work hard to establish a reputation for integrity and ethical conduct and cannot afford to have that reputation damaged.
The Consequences
The consequences of an insider trading violation can be severe:
Traders and Tippers. Covered Persons (or their tippees) who trade on inside information are subject to the following penalties:

•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit); and
•A jail term of up to twenty years.
A Covered Person who tips information (i.e., a “tipper”) to a person who then trades is subject to the same penalties as the tippee, even if the Covered Person did not trade and did not profit from the tippee's trading.
Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:
•A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and
•A criminal penalty of up to $25,000,000.
Company-Imposed Sanctions. Failure by a person covered by this Policy to comply with this Policy may subject such person to Company-imposed disciplinary measures, including dismissal (in the case of an employee of the Company or one of its subsidiaries), whether or not the person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.
Statement of Policy
It is the policy of the Company that no Covered Person who is aware of MNPI relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends.
In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of MNPI about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.
Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of MNPI. The Company has procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room,” on any social media web site (e.g., Facebook, Twitter, LinkedIn and the like) or in any other similar internet-based forum.
Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
•Projections of financial results, including future earnings or losses, or other earnings guidance (particularly as related to key metrics, such as book value, investment pipeline, projected origination volume, etc.);
•Earnings that are inconsistent with the consensus expectations of the investment community;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset or assets;
•The amount or timing of a dividend, a change in dividend policy, the declaration of a stock split;
•An offering of additional Company securities;
•A change in management (or, under some circumstances, the Board);
•Development of a significant new product, process or investment strategy;
•Impending bankruptcy or the existence of liquidity problems; or
•The gain or loss of a significant counterparty, customer, supplier or financing source.
You should be aware that this list is not intended to be exhaustive.
20-20 Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities, the media and blogosphere and others might view the transaction in hindsight.
When Information is “Public”. If you are aware of MNPI, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the first full business day after the information is released. If, for example, the Company were to make an announcement:
•On a Monday prior to the opening of regular trading on the New York Stock Exchange (the “NYSE”) (the principal exchange on which the Company’s common stock is listed), you should not trade in the Company's securities until regular trading opens on the next day of trading (i.e., Tuesday or the next day on which the NYSE is open for trading).
•On a Monday, after the close of regular trading on the NYSE, you should not trade in the Company's securities until regular trading opens on the second full day of trading following the announcement (i.e., Wednesday or the next day on which the NYSE is open for trading ).
•On a Monday, during regular trading on the NYSE, you should not trade in the Company's securities until at least 24 hours has elapsed following the announcement (i.e., sometime on Tuesday or the next day on which the NYSE is open for trading).
Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company's securities.
Procedures Applicable to Trading in Company Securities
Persons Subject to the Trading Procedures
The Company has adopted this Policy to address trading in Company securities (including its common stock, as well as its publicly-traded preferred stock and debt securities). All Covered Persons are subject to this Policy. This Policy is also applicable to the above described family members of Covered Persons. Furthermore, certain Covered Persons are also required to follow the pre-clearance procedures set forth below.
Pre-Clearance of a Trade is Required for “Senior Personnel” Even if Trading During a Trading Window
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, certain Covered Persons (and their family members) are subject to the Company's pre-clearance procedures. At present, this group is comprised of persons (i) at or above the level of First Vice President, (ii) who are members of the “Executive Leadership Team” of the Company’s Lima One Capital subsidiary (which shall, for purposes of this Policy, include the Senior Director of Legal and Compliance and the Controller of such subsidiary), (iii) who are members of the Company’s Board of Directors and (iv) who are the family members of the persons covered by clauses (i), (ii) and (iii) of this sentence (all such persons being collectively, “Senior Personnel”). Accordingly, Senior Personnel may not engage in any transaction involving the Company's securities (other than certain transactions under Company plans as described herein) without first obtaining pre-clearance of the transaction from the Company’s General Counsel (the “GC”), or, in their absence, the Company’s Chief

Financial Officer (the “CFO”). A request for pre-clearance should, if practicable, be submitted to the GC (or, if applicable, the CFO) at least one day in advance of the proposed transaction. The Company is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade for any reason or no reason.
Requests for trades are more likely to be approved during the following “trading window” periods. A trading window for Senior Personnel will commence following the first full trading day after the release to the public of the Company’s year-end or quarterly earnings announcements (or the release of other significant information relating to the Company) and will end following the close of business on the 15th calendar day in the last month of the then-current fiscal quarter, subject to the potential closure of the trading window at any time and from time to time in the discretion of management due to MNPI developments.
Even during a trading window period, no Covered Person, regardless of whether he/she is subject to this pre-clearance procedure may initiate a trade in Company securities if such person is aware of MNPI about the Company. With the foregoing in mind, although non-Senior Personnel are not subject to the pre-clearance procedures described above and are not limited to engaging in transactions in the Company’s securities only during trading window periods, such persons are nonetheless subject to the other terms and conditions of this Policy, including provisions of applicable law and regulation.
Senior Personnel who wish to establish a trading plan under SEC Rule 10b5-1 (a “10b5-1 Plan”) must first pre-clear the plan with the GC (or, if applicable, the CFO). As required by Rule 10b5-1, a person may enter into a 10b5-1 Plan (i) only when he/she is not in possession of MNPI and (ii) in the case of Senior Personnel, only during an open window period. Transactions effected pursuant to a pre-cleared 10b5-1 Plan will not require further pre-clearance at the time of the transaction if the 10b5-1 Plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts and otherwise complies with Rule 10b5-1, including the mandatory cooling-off period requirements.
From time to time, the Company may close trading during a trading window due to MNPI developments. If you become aware that the trading window has been closed, you must not disclose to others the fact that the trading window has been closed.
Transactions under Company Plans
Stock Option and Other Grants. The Company's insider trading policy does not apply to grants by the Company of shares of the Company’s common stock, restricted stock units (RSUs), stock options or other rights to acquire securities under the Company’s Equity Compensation Plan. In addition, the policy does not apply to the exercise of a stock option unless the exercise includes the sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Also, the policy does not apply to the surrender of shares of common stock that may be required by the Company to satisfy payroll withholding tax obligations upon vesting of restricted shares of common stock, settlement of RSUs or exercise of stock options.
401(k) Plan. The Company’s insider trading policy applies to elections you may make under the Company’s or its subsidiaries’ 401(k) plans, including (a) self-directed purchases and sales of Company stock, (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund (to the extent any such fund is so established by the Company under the 401(k) plan), (c) an election to make an intra-plan transfer of an existing account balance into or out of Company stock, (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock, and (e) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock.
Dividend Reinvestment Plans and Direct Stock Purchases. It is not a violation of the Company's insider trading policy to purchase Company stock through your reinvestment of dividends paid on the Company’s common stock, so long as such reinvestment is effected under a dividend reinvestment/direct stock purchase plan that the Company may have in place or otherwise establish. Notwithstanding the foregoing, as the Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in speculative transactions in the Company's securities, election to participate in or withdraw from a dividend reinvestment plan may be made only (i) when there is an open trading window and (ii) upon prior e-mail or written notification to the Company’s GC. In addition, to discourage short-term speculation in the Company’s securities, a decision to participate in or withdraw from a dividend reinvestment plan may not be made more than once every six months.
The insider trading policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make under such dividend reinvestment plan, and to your election to participate in any such plan or increase your level of participation in any such plan. The policy also applies to your sale of any Company stock purchased (whether by reinvestment of dividends or discretionary additional contributions) pursuant to any such plan.
Additional Prohibited Transactions
The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that directors, officers and other employees may not engage in any of the following transactions:
Short-term Trading. Short-term trading of the Company's securities may be distracting to any individual who is a Covered Person, and may unduly focus the individual on the Company's short-term stock market performance instead of the Company's long-term business objectives. In addition, short-term trading of the Company’s equity securities (including its preferred stock) by directors and senior officers of the Company may, in certain instances, be a violation of the federal securities laws. For these reasons, no Covered Person may sell any Company securities during the six (6) months following his/her purchase of any Company securities of the same class. Conversely, a Covered Person may not purchase any Company securities during the six (6) months following their sale of any Company securities of the same class.
Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited by this Statement of Policy.
Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, Covered Persons are prohibited from engaging in transactions in puts, calls or other derivative securities, on an exchange or in any other organized market. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost “collars” and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company's other shareholders. Therefore, the Company prohibits Covered Persons from engaging in such transactions.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Company securities, and may, in certain circumstances, result in unlawful insider trading, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Trading in Securities of Other Companies. No Company Personnel, who obtains material nonpublic information about a company in the course of their employment or service with the Company (i) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (ii) that is involved in a potential transaction or business relationship with Company, may (a) buy, sell, donate or otherwise transact in the securities of the other company or (b) “tip” or disclose such material nonpublic information concerning that company to anyone, including giving trading advice of any kind to anyone concerning the other company, until the information becomes public or is no longer material.
Post-Termination Transactions
This Statement of Policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of MNPI when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.
Company Assistance
Any person who has a question about this Statement of Policy or its application to any proposed transaction may obtain additional guidance from the GC (or, if applicable, the CFO). Ultimately, however, the responsibility for adhering to this Statement of Policy and avoiding unlawful transactions rests with the individual director, officer or employee.
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Revised: December 14, 2011
Further revised and effective: September 18, 2013
Further revised and reaffirmed: September 12, 2016
Further revised and reaffirmed: September 14, 2021
Further revised and reaffirmed: February 10, 2024